Exhibit 5.1

April 30, 2010

Flotek Industries, Inc.

2930 W. Sam Houston Pkwy N., Suite 300

Houston, Texas 77043

Ladies and Gentlemen:

We have acted as special counsel to Flotek Industries, Inc., a Delaware corporation (the “Company”), and each of the entities listed on Schedule A hereto (collectively, the “Guarantors,” and, together with the Company, the “Registrants”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 of the Registrants (the “Registration Statement”), relating to the offer and sale from time to time by the selling securityholders named in the Registration Statement of (i) up to an aggregate of $36,004,000 principal amount of the Company’s 5.25% Convertible Senior Secured Notes due 2028 (the “Notes”), (ii) up to an aggregate of 8,287,326 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), which includes 5,000,001 shares of Common Stock held by the selling securityholders (the “Issued Shares”), 1,582,592 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Notes and 1,704,733 shares of Common Stock (the “Commitment Fee Shares”) issuable as payment of subsequent installments due under the Amended and Restated Credit Agreement, dated as of March 31, 2010, among the Company, Whitebox Advisors LLC and the lenders named therein (the “Credit Agreement”) and (iii) guarantees of the Notes by the Guarantors (the “Guarantees”). The Notes and Guarantees of the Notes have been issued pursuant to the Indenture, dated as of March 31, 2010 (the “Base Indenture”), among the Company, the subsidiaries of the Company party thereto and U.S. Bank National Association, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of March 31, 2010, among the Company, the subsidiaries of the Company party thereto and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Base Indenture and the Supplemental Indenture are attached as Exhibit 4.5 and Exhibit 4.6, respectively, to the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, and the exhibits thereto; (ii) the Company’s certificate of incorporation, as amended to date; (iii) the Company’s bylaws, as amended to date; and (iv) certain resolutions of the Board of Directors of the Company.

Flotek Industries, Inc.

April 30, 2010

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals (iv) the conformity to the original documents of all documents supplied to us as certified, photostatic or faxed copies and (iv) the valid existence of, and due authorization of the Guarantees by, the Guarantors organized in jurisdictions other than Texas and Delaware. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Registrants to enter into such documents and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the numbered paragraphs below, to the extent that such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Notes have been validly issued and constitute the valid and legally binding obligations of the Company.

2. The Shares have been duly authorized.

3. The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

4. When issued by the Company upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

5. When issued by the Company in accordance with the terms of the Credit Agreement, the Commitment Fee Shares will be validly issued, fully paid and non-assessable.

6. The Guarantees of the Notes constitute the valid and legally binding obligations of the applicable Guarantor.

Our opinion in paragraphs 1 and 6 above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

We express no opinion other than as to the laws of the State of New York, the Delaware General Corporation Law and the Texas Business Organizations Code.

Flotek Industries, Inc.

April 30, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Andrews Kurth LLP

Schedule A

Guarantor	State or Other Jurisdiction of Incorporation or Organization
Flotek International, Inc.	Delaware

Petrovalve, Inc.	Delaware

Teledrift Company	Delaware

Flotek Industries FZE	Jebel Ali Free Zone

CESI Chemical, Inc.	Oklahoma

CESI Manufacturing, LLC	Oklahoma

Padko International Incorporated	Oklahoma

Sooner Energy Services, LLC	Oklahoma

Flotek Ecuador Investments, LLC	Texas

Flotek Ecuador Management, LLC	Texas

Flotek Paymaster, Inc.	Texas

Material Translogistics, Inc.	Texas

Turbeco, Inc.	Texas

USA Petrovalve, Inc.	Texas